Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
     As of December 31, 2004
(In Thousands)

Assets

Current Assets:
Cash and cash equivalents	$12,285
Accounts receivable:
Customers	61,748
Associated companies	-
Other	35
Notes receivable	4,143
Prepayments and other	22,986
101,197

Property, Plant and Equipment	13,208

Investments:
Other	1,448
1,448

Deferred Charges:
Goodwill, net	63,136
Accumulated deferred income tax benefits	1,059
Other	-
64,195

Total Assets	$180,048

Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
     As of December 31, 2004
(In Thousands)

Liabilities and Capitalization

Current Liabilities:
Accounts payable
Other	$12,202
Associated companies	1,430
Accrued income taxes	-
Other	38,826
52,458

Capitalization:
Common stockholder’s equity	127,434
Long-term debt	-
127,434

Deferred Credits:
Other	156
156

Total Liabilities and Capitalization	$180,048

Exhibit A

MYR GROUP INC.
Consolidated Statement of Operations (Unaudited)
For the Twelve Months Ended December 31, 2004
(In Thousands)

Revenues	$347,416

Expenses:
Other operation expenses	353,431
Provision for depreciation and amortization	1,074
Total expenses	354,505

Loss before Interest and Income Taxes	(7,089)

Interest expense	23

Income tax benefit	(3,204)

Net Loss	$(3,908)